                                   EXHIBIT 99

[SOUTHWEST
  BANCORP, INC. LOGO]


                    SOUTHWEST BANCORP, INC. REPORTS EARNINGS


CONTACT:          RICK GREEN, PRESIDENT & C.E.O.
                  KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:        (405) 372-2230
RELEASE DATE:     OCTOBER 25, 2005

         October 25, 2005, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(Nasdaq National Market--OKSB), ("Southwest"), today reported net income for the third quarter of 2005 of $5.8 million, a 20% increase from the $4.9 million reported for the third quarter of 2004. Diluted earnings per share were $0.41 compared to $0.38 per share for the 2004 period, an increase of 8%. Net Income for the first nine months of 2005 was $16.4 million, a 20% increase from the $13.7 million reported for the first nine months of 2004. Diluted earnings per share were $1.24 compared to $1.09 per share for the 2004 period, an increase of 14%. Earnings per share growth reflect the effects of the Company's second quarter 2005 public offering.

         Southwest Bancorp is the financial holding company for Stillwater National Bank and Trust Company ("Stillwater National"), SNB Bank of Wichita ("SNB Wichita"), Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from offices in Oklahoma City, Stillwater, Tulsa, and Chickasha, Oklahoma; Austin, Dallas and San Antonio, Texas; and Kansas City and Wichita, Kansas and on the Internet, through SNB DirectBanker(R).

FIRST NINE MONTHS 2005 EARNINGS AND RETURNS

   o Net income, year-to-date:                            $16.4 million; a 20% increase from the first nine months of 2004

   o Net income, for third quarter:                       $5.8 million; a 20% increase from third quarter 2004

   o Diluted earnings per share, year-to-date:            $1.24; a 14% increase from the first nine months of 2004

   o Diluted earnings per share, for third quarter:       $0.41; an 8% increase from third quarter 2004

   o Dividends per share, for third quarter:              $0.075; a 7% increase from third quarter 2004

   o Return on average equity:                            15.03% for the first nine months of 2005

                                                          13.81% for the third quarter 2005

   o Net interest margin*:                                4.32% for the first nine months of 2005

                                                          4.25% for the third quarter 2005

   o GAAP-based efficiency ratio:                         50.95% for the first nine months of 2005

                                                          48.97% for the third quarter 2005

* Tax equivalent basis. Please see accompanying table of average balances, rates, and yields.

         Rick Green, President and Chief Executive Officer, stated, "Southwest's earnings growth for the first nine months of 2005 is primarily the result of improved yields on portfolio loans, loan growth, our focus on careful management of interest margins and funding, and increased other noninterest income. Our revenue growth was more than sufficient to overcome increases in operating expenses, a softening in the rate of portfolio loan growth, and a significant increase in the provision for loan losses. (See the additional discussion of the provision for loan losses and problem assets below.)


STRATEGIC PERSPECTIVE

         "At Southwest, we focus on converting our strategic vision into long-term shareholder value. This vision includes long term goals for increasing our earnings and banking assets from our operations in Oklahoma, Texas, and Kansas that specialize in serving medical, professional, business and commercial real estate customers and from our more traditional, banking operations, including community banking and student lending, Rick Green continued. Southwest now serves over 2,000 practicing physicians and dentists in seven states, with concentrations in the Southwest and Midwest.

         "In the third quarter, Stillwater National rolled out its new website at www.banksnb.com. This site showcases our strategic focus through its home page, which opens with the choice of three portals: healthcare financial services, business financial services, and personal financial services. It also provides direct, easy and secure customer access to commercial and personal online banking, cash management and document imaging services.

         "Our strategic growth goals include growth from existing and additional offices in carefully selected markets in Texas and other states with concentrations of healthcare and health professionals, businesses, and their managers and owners, and commercial and commercial real estate borrowers.

         At September 30, 2005, Southwest's five Texas and two Kansas offices accounted for $463.8 million in loans, or 35% of our total portfolio loans. We plan to open two to four additional offices in Texas, including one or more in the greater Houston area, in the months ahead. The timing of new office openings in these targeted markets depends primarily on executive staffing, and to a lesser extent on premises selection.

         During fiscal year 2004, Southwest was one of the top 40 student lenders in the nation by dollar volume. Although September 30, 2005 student lending volumes were up 8% from year-end 2004, they declined slightly from June 30, 2005 as a result of loan sales. As we previously reported, yields on private student loans have decreased during 2005. However, student lending remains an important and profitable part of our business. In the first nine months, Southwest originated $627.9 million in student loans for sale, an increase of $141.8 million over the same period in 2004, and received sales proceeds on student loans of $603.8 million, up $246.3 million.

         Mr Green stated, "We also are dedicated to our consumer banking operations, and may establish or acquire additional community banking offices in selected markets. We do not have any agreements to make any acquisitions of other banking offices at this time."


ADDITIONAL FINANCIAL INFORMATION FOR THE FIRST NINE MONTHS OF 2005

         Net income for the first nine months of 2005 was $16.4 million, up $2.8 million, or 20%, from the same period in 2004. Basic earnings per share for 2005 were $1.27, up 12% from $1.13 in 2004. Diluted earnings per share of $1.24 increased 14% over 2004.

         Net interest income increased $11.7 million, or 23% from the first nine months of 2004, mainly as a result of increased portfolio loan yields and loan volume, offset in part by increased cost of funds on all categories of interest bearing liabilities other than interest bearing demand deposits, and increased levels of interest bearing deposits. Noninterest income for the first nine months of 2005 increased $2.2 million from the $10.3 million reported for the same period in 2004 due primarily to an $843,000 increase in service charges and fees on deposit accounts, a $716,000 increase in gain on sales of student loans and other loans held for sale and a $499,000 increase in other noninterest income.

         The provision for loan losses of $11.4 million increased $3.3 million, or 41%, from 2004. Noninterest expense of $38.7 million increased $6.3 million, or 19%, from the $32.4 million reported for the first nine months of 2004, primarily as a result of a $2.8 million increase in salaries and employee benefits, a $2.4 million increase in general and administrative expense (which included the $970,000 write-off associated with the redemption of trust preferred securities and a $438,000 provision for unfunded loan commitments), a $663,000 increase in other real estate expense, and a $392,000 increase in occupancy expense. The increase in other real estate expense occurred due to efforts to continue operations of certain acquired properties until such time as they can be sold and to prepare other properties for sale.


ADDITIONAL FINANCIAL INFORMATION FOR THE THIRD QUARTER OF 2005

         Net income for the third quarter of 2005 was $5.8 million, up $952,000, or 20%, from the same period in 2004. Basic earnings per share for 2005 were $0.41, up 3% from $0.40 in 2004. Diluted earnings per share of $0.41 increased 8% over 2004. Earnings per share calculations reflect the currently dilutive effect of additional shares issued in Southwest's second quarter 2005 offering, net of shares repurchased.

         Net interest income increased $2.4 million, or 13% from the third quarter of 2004. Noninterest income for the third quarter of 2005 increased $671,000 from the $3.9 million reported for the same period in 2004 due primarily to a $265,000 increase in service charges and fees on deposit accounts. Noninterest income also benefited from a $260,000 increase in gain on sales of loans receivable.

         The provision for loan losses of $4.1 million increased $242,000, or 6%, from 2004. Noninterest expense of $12.7 million increased $1.5 million, or 13%, from the $11.2 million reported for the third quarter of 2004, primarily as a result of a $610,000 increase in salaries and employee benefits, a $496,000 increase in general and administrative expense (which included a $31,000 provision for unfunded loan commitments), a $204,000 increase in occupancy expense, and a $164,000 increase in other real estate expense.


ALLOWANCE FOR LOAN LOSSES AND RESERVE FOR UNFUNDED LOAN COMMITMENTS

           At the beginning of 2005, Southwest established a reserve for unfunded loan commitments as a liability on Southwest's statement of financial condition. The reserve formerly was presented within the allowance for loan losses. At September 30, 2005, this reserve for unfunded loan commitments was $1.4 million, an increase of 46% from the amount previously included in the allowance for loan losses at December 31, 2004. The amounts of the allowance for loan losses and other financial information for December 31, 2004 and September 30, 2004 presented in this release also reflect the reclassification of the reserve for unfunded loan commitments from the allowance for loan losses to a separate liability account and the provision for unfunded loan commitments from the provision for loan losses to general and administrative expense.

         At September 30, 2005, the allowance for loan losses was $21.9 million, an increase of $2.9 million, or 15%, from the allowance for loan losses at year-end 2004. At September 30, 2005, the allowance for loan losses was 1.29% of total loans, compared to 1.17% at year-end 2004. Management believes the amount of the allowance is appropriate, given its systematic methodology for calculating the allowance. Changes in the allowance resulted from the application of that methodology, which is designed to estimate inherent losses on total loans in the portfolio, including those on nonperforming loans. During the third quarter of 2005, the allowance increased by $1.1 million, or 5%. The quarterly increase in the allowance was due mainly to an increase in the allowance on impaired loans, net of a decrease in the allowance applicable to other problem and potential problem loans, and allowances allocable to performing loans due to growth and changes in historical loss ratios. At September 30, 2005, the unallocated portion of the allowance was approximately $3.7 million.


NONPERFORMING ASSETS

         Nonaccrual loans totaled $23.1 million at September 30, 2005 compared to $22.2 million at December 31, 2004 and $28.5 million at September 30, 2004. Total nonperforming loans of $28.0 million increased $4.8 million, or 21%, from year-end 2004, and represented 1.64% of total loans, compared to 1.43% of total loans at year-end 2004. At September 30, 2005, $1.6 million, or 6%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities.

         Mr. Green said, "Much of our business is commercial lending. As a result, weakness in one or a few large credits can have a significant impact on our nonperforming loan totals. Through the years, however, we have demonstrated the ability to resolve problem commercial loans. Total nonperforming loans were $30.8 million at September 30, 2004. They were reduced to $23.2 million at December 31, 2004, $13.9 million at March 31, 2005, and $11.4 million at June 30, 2005."

         Other real estate at September 30, 2005, was $9.6 million, an increase of $4.7 million from year-end 2004, but a reduction of $2.3 million from March 31, 2005, and a reduction of $151,000 from June 30, 2005. Total nonperforming assets at September 30, 2005, were $37.6 million, an increase of $9.5 million, or 34%, from year-end 2004, and an increase of $4.3 million, or 13%, from September 30, 2004.


FINANCIAL CONDITION

         At September 30, 2005, total assets were $2.1 billion, a $193.5 million increase from the end of 2004. Cash and cash equivalents increased from $24.1 million at year-end 2004 to $87.4 million at the end of third quarter 2005, due primarily to proceeds of student loan sales received just prior to quarter-end, but also as a result of a softening in portfolio loan growth due in part to price competition and payoffs of several large loans. Total portfolio loans (loans other than those held for sale) at September 30, 2005 were $1.3 billion, up $49.9 million, or 4%, from year-end 2004. During the first nine months of 2004, total portfolio loans increased $167.8 million, or 15%. Loans held for sale, which are primarily guaranteed student loans, grew by $27.0 million during the first nine months of 2005 after increasing $130.5 million, or 60%, during the first nine months of 2004. Shareholders' equity at September 30, 2005 totaled $166.5 million, a $40.5 million, or 32%, increase from December 31, 2004. The increase was the result of net proceeds of the common stock offering and earnings offset in part by cash dividends and a $12.1 million purchase of shares of common stock from a former director, announced in May 2005.


SECURITIES

         Southwest's common stock is traded on the NASDAQ National Market under the symbol OKSB. In June, Southwest completed an offering of 2.4 million shares of common stock resulting in net proceeds after underwriting discounts and offering expenses of approximately $39.5 million. Stifel Nicolaus & Co., Edward Jones & Co., Friedman Billings Ramsey, Keefe Bruyette & Woods, Inc. and SunTrust Robinson Humphrey served as the underwriters in the offering. Market makers for Southwest's common stock include Stifel Nicolaus & Co., Goldman Sachs & Co., Keefe Bruyette & Woods Inc., RBC Capital Markets Corp., UBS Securities L.L.C., Morgan Stanley & Co., Inc., FTN Midwest Securities Corp., Citigroup Global Markets, Inc., Lehman Brothers, Inc., SunTrust Capital Markets, Inc., and Friedman Billings Ramsey & Co.

SOUTHWEST BANCORP AND SUBSIDIARIES

         Through its subsidiaries, Southwest offers commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting, and other financial services from twelve full-service offices in Stillwater, Oklahoma City, Tulsa and Chickasha, Oklahoma; Dallas, Austin, and San Antonio, Texas; and Wichita, Kansas; loan production offices in Kansas City, Kansas, and on the campuses of the University of Oklahoma Health Sciences Center and Oklahoma State University-Tulsa; and on the Internet, through SNB DirectBanker(R).

         Southwest was organized in 1981 as the holding company for Stillwater National, which was chartered in 1894. At September 30, 2005, Southwest had total assets of $2.1 billion, deposits of $1.7 billion, and shareholders' equity of $166.5 million. Southwest became a public company in late 1993 with assets of approximately $434.0 million. Southwest's growth to date has been accomplished without banking acquisitions, however acquisitions of other financial institutions and other companies have been considered from time to time, and will be considered in the future, although there are no specific agreements or understandings for any such acquisitions at the present time.

         Southwest's banking philosophy is to provide a high level of customer service, a wide range of financial services, and products responsive to customer needs with a focus on serving healthcare and health professionals, businesses and their managers and owners, and commercial and commercial real estate borrowers.

         Southwest's banking philosophy has led to the development of a line of deposit, lending, and other financial products that respond to professional and commercial customer needs for speed, efficiency, and information, and complement more traditional banking products. Such specialized financial services include integrated document imaging and cash management services designed to help our customers in the healthcare industry and other record-intensive enterprises operate more efficiently.

         Southwest seeks to build close relationships with businesses, professionals and their principals and to service their banking needs throughout their business development and professional lives.

         Southwest's two management consulting subsidiaries complement its banking services and help differentiate Southwest from competitors. Healthcare Strategic Support, Inc. provides management consulting services for physicians, hospitals, and healthcare groups. Business Consulting Group, Inc. provides marketing, strategic, logistics, and operations consulting for both small and large commercial enterprises.

FORWARD-LOOKING STATEMENTS

         This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results.

                             SOUTHWEST BANCORP, INC.

            UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

---------------------------------------------------------------------------------------------------------------------------------
                                                                                               SEPTEMBER 30,       DECEMBER 31,
 (Dollars in thousands, except per share data)                                                   2005                 2004
---------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and due from banks                                                                         $   38,881           $   24,097
 Federal funds sold                                                                                  48,500                    -
---------------------------------------------------------------------------------------------------------------------------------
      Cash and cash equivalents                                                                      87,381               24,097
 Investment securities:
      Held to maturity, fair value $1,214 (2005) and $2,509 (2004)                                    1,223                2,495
      Available for sale, amortized cost $257,646 (2005) and $205,393 (2004)                        253,069              204,092
      Federal Reserve Bank and Federal Home Loan Bank Stock, at cost                                 13,920               13,464
 Loans held for sale                                                                                381,597              354,557
 Loans receivable, net of allowance for loan losses
      of $21,920 (2005) and $18,991 (2004)                                                        1,297,302            1,250,327
 Accrued interest receivable                                                                         14,476               15,091
 Premises and equipment, net                                                                         20,492               19,860
 Other real estate                                                                                    9,610                4,937
 Other assets                                                                                        28,184               24,867
---------------------------------------------------------------------------------------------------------------------------------
             Total assets                                                                        $2,107,254           $1,913,787
=================================================================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Deposits:
      Noninterest-bearing demand                                                                 $  229,462           $  183,738
      Interest-bearing demand                                                                        49,927               57,359
      Money market accounts                                                                         410,789              379,818
      Savings accounts                                                                                8,789                8,108
      Time deposits of $100,000 or more                                                             640,503              609,670
      Other time deposits                                                                           345,435              261,365
---------------------------------------------------------------------------------------------------------------------------------
          Total deposits                                                                          1,684,905            1,500,058
 Accrued interest payable                                                                             8,086                4,911
 Income tax payable                                                                                   1,595                2,266
 Other borrowings                                                                                   190,571              200,065
 Other liabilities                                                                                    7,846                7,370
 Reserve for unfunded loan commitments                                                                1,391                  953
 Subordinated debentures                                                                             46,393               72,180
---------------------------------------------------------------------------------------------------------------------------------
             Total liabilities                                                                    1,940,787            1,787,803
 SHAREHOLDERS' EQUITY:
      Common stock - $1 par value; 20,000,000 shares authorized;
          14,658,042 (2005) and 12,243,042 (2004) shares issued and outstanding                      14,658               12,243
      Paid in capital                                                                                45,724                7,993
      Retained earnings                                                                             121,342              107,905
      Accumulated other comprehensive loss                                                           (2,803)                (797)
      Treasury stock, at cost; 693,364 (2005) and 138,189 (2004) shares                             (12,454)              (1,360)
---------------------------------------------------------------------------------------------------------------------------------
             Total shareholders' equity                                                             166,467              125,984
---------------------------------------------------------------------------------------------------------------------------------
             Total liabilities & shareholders' equity                                            $2,107,254           $1,913,787
=================================================================================================================================

                             SOUTHWEST BANCORP, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

----------------------------------------------------------------------------------------------------------------------------------
                                                                    For the three months                For the nine months
                                                                     ended September 30,                ended September 30,
 (Dollars in thousands)                                             2005             2004              2005              2004
----------------------------------------------------------------------------------------------------------------------------------
 INTEREST INCOME:
      Interest and fees on loans                                     $32,429         $25,245            $93,457           $68,468
      Investment securities                                            2,488           1,960              6,613             5,915
      Other interest-bearing assets                                       31               4                 69                 7
----------------------------------------------------------------------------------------------------------------------------------
          Total interest income                                       34,948          27,209            100,139            74,390

 INTEREST EXPENSE:
      Interest-bearing deposits                                       10,850           5,460             28,455            15,258
      Other borrowings                                                 1,904           1,643              5,026             4,183
      Subordinated debentures                                            801           1,136              3,281             3,296
----------------------------------------------------------------------------------------------------------------------------------
          Total interest expense                                      13,555           8,239             36,762            22,737
----------------------------------------------------------------------------------------------------------------------------------

 Net interest income                                                  21,393          18,970             63,377            51,653

 Provision for loan losses                                             4,142           3,900             11,437             8,100

 OTHER INCOME:
      Service charges and fees                                         2,894           2,629              8,157             7,314
      Gain on sales of loans receivable                                1,333           1,073              3,102             2,386
      Gain (loss) on sales of investment securities                        -            (110)                 -              (109)
      Other noninterest income                                           364             328              1,230               731
----------------------------------------------------------------------------------------------------------------------------------
          Total other income                                           4,591           3,920             12,489            10,322

 OTHER EXPENSE:
      Salaries and employee benefits                                   6,173           5,563             18,724            15,893
      Occupancy                                                        2,704           2,500              7,388             6,996
      FDIC and other insurance                                           124             110                360               301
      Other real estate                                                  230              66                770               107
      General and administrative                                       3,494           2,998             11,411             9,054
----------------------------------------------------------------------------------------------------------------------------------
          Total other expenses                                        12,725          11,237             38,653            32,351
----------------------------------------------------------------------------------------------------------------------------------
 Income before taxes                                                   9,117           7,753             25,776            21,524
      Taxes on income                                                  3,310           2,898              9,354             7,863
----------------------------------------------------------------------------------------------------------------------------------
 Net income                                                          $ 5,807         $ 4,855            $16,422           $13,661
==================================================================================================================================

                             SOUTHWEST BANCORP, INC.

                  UNAUDITED AVERAGE BALANCES, YIELDS AND RATES

---------------------------------------------------------------------------------------------------------------------------
                                                                                       For the three months ended
 (Dollars in thousands)                                                                    September 30, 2005
---------------------------------------------------------------------------------------------------------------------------
                                                                                                  Interest
                                                                                 Average          Income/        Average
                                                                                 Balance          Expense       Yield/Rate
                                                                            -----------------------------------------------
 ASSETS
 Total loans and leases                                                           $1,732,734         $32,429          7.43%
 Investment securities                                                               263,868           2,488          3.74
 Other interest-earning assets                                                         3,535              31          3.48
---------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets                                               2,000,137          34,948          6.93
 Other assets                                                                         93,258
---------------------------------------------------------------------------------------------
       Total assets                                                               $2,093,395
=============================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing demand deposits                                                 $   53,187         $    57          0.43%
 Money market accounts                                                               395,668           2,914          2.92
 Savings accounts                                                                      8,513               6          0.28
 Time deposits                                                                       977,272           7,873          3.20
---------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                                             1,434,640          10,850          3.00
 Other borrowings                                                                    209,475           1,904          3.61
 Subordinated debentures                                                              46,393             801          6.76
---------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                                          1,690,508          13,555          3.18
                                                                                               ----------------------------
 Noninterest-bearing demand deposits                                                 217,812
 Other liabilities                                                                    18,239
 Shareholders' equity                                                                166,836
---------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                                 $2,093,395
=============================================================================================

 Net interest income                                                                                 $21,393
===========================================================================================================================
 Interest rate spread                                                                                                 3.75%
===========================================================================================================================
 Net interest margin (1)                                                                                              4.24%
===========================================================================================================================
 Ratio of average interest-earning assets
       to average interest-bearing liabilities                                        118.32%
=============================================================================================

 Net interest income and margin
       (tax-equivalent basis) (2)                                                                    $21,424          4.25%
===========================================================================================================================

 (1) Net interest margin = annualized net interest income / average interest-earning assets
 (2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

                             SOUTHWEST BANCORP, INC.

                  UNAUDITED AVERAGE BALANCES, YIELDS AND RATES

-------------------------------------------------------------------------------------------------------------------------
                                                                                        For the nine months ended
 (Dollars in thousands)                                                                    September 30, 2005
-------------------------------------------------------------------------------------------------------------------------
                                                                                                 Interest
                                                                                 Average          Income/       Average
                                                                                 Balance          Expense      Yield/Rate
                                                                            ---------------------------------------------
 ASSETS
 Total loans and leases                                                           $1,724,208        $93,457         7.25%
 Investment securities                                                               237,543          6,613         3.72
 Other interest-earning assets                                                         3,165             69         2.91
-------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets                                               1,964,916        100,139         6.81
 Other assets                                                                         90,535
---------------------------------------------------------------------------------------------
       Total assets                                                               $2,055,451
=============================================================================================

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing demand deposits                                                 $   61,334        $   222         0.48%
 Money market accounts                                                               384,637          7,201         2.50
 Savings accounts                                                                      8,525             16         0.25
 Time deposits                                                                       973,103         21,016         2.89
-------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing deposits                                             1,427,599         28,455         2.66
 Other borrowings                                                                    201,512          5,026         3.33
 Subordinated debentures                                                              62,828          3,281         6.89
-------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                                          1,691,939         36,762         2.90
                                                                                               --------------------------
 Noninterest-bearing demand deposits                                                 200,875
 Other liabilities                                                                    16,516
 Shareholders' equity                                                                146,121
---------------------------------------------------------------------------------------------
       Total liabilities and shareholders' equity                                 $2,055,451
=============================================================================================

 Net interest income                                                                                $63,377
============================================================================================================
 Interest rate spread                                                                                               3.91%
=========================================================================================================================
 Net interest margin (1)                                                                                            4.31%
=========================================================================================================================
 Ratio of average interest-earning assets
       to average interest-bearing liabilities                                        116.13%
=============================================================================================

 Net interest income and margin
       (tax-equivalent basis) (2)                                                                   $63,497         4.32%
=========================================================================================================================

 (1) Net interest margin = annualized net interest income / average interest-earning assets
 (2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

                             SOUTHWEST BANCORP, INC.

                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

----------------------------------------------------------------------------------------------------------------------------------
                                                            For the three months                      For the nine months
                                                             ended September 30,                      ended September 30,
 (Dollars in thousands, except per share data)           2005                 2004                 2005                2004
----------------------------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA:
----------------------------------------------------------------------------------------------------------------------------------
 Basic Earnings                                              $ 0.41               $ 0.40               $ 1.27              $ 1.13
 Diluted Earnings                                              0.41                 0.38                 1.24                1.09
 Book value (at period end)                                   11.92                10.11                11.92               10.11
 Dividends declared                                           0.075                 0.07                0.225                0.21

----------------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
----------------------------------------------------------------------------------------------------------------------------------
 Basic                                                   13,944,877           12,081,379           12,884,058          12,050,485
 Diluted                                                 14,359,808           12,547,962           13,285,971          12,505,493

----------------------------------------------------------------------------------------------------------------------------------
 KEY RATIOS:
----------------------------------------------------------------------------------------------------------------------------------
 Return on average assets                                     1.10%                1.04%                1.07%               1.04%
 Return on average total shareholders' equity                13.81%               16.19%               15.03%              15.73%
 Efficiency ratio                                            48.97%               49.09%               50.95%              52.20%


----------------------------------------------------------------------------------------------------------------------------------
 LOAN COMPOSITION AT PERIOD END:
----------------------------------------------------------------------------------------------------------------------------------
 Real estate mortgage:
      Commercial                                                                                   $  543,937          $  522,812
      One-to-four family residential                                                                   93,860              87,296
 Real estate construction                                                                             277,722             244,023
 Commercial                                                                                           381,584             386,325
 Installment and consumer:
      Guaranteed student loans                                                                        375,178             341,335
      Other                                                                                            28,538              25,312
                                                                                             -----------------   -----------------
          Total loans, including loans held for sale                                               $1,700,819          $1,607,103
 Less:    Allowance for loan losses                                                                   (21,920)            (19,209)
                                                                                             -----------------   -----------------
          Total loans, net                                                                         $1,678,899          $1,587,894
                                                                                             =================   =================

                             SOUTHWEST BANCORP, INC.

                   UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

---------------------------------------------------------------------------------------------------------------------------------
                                                                         September 30,       December 31,         September 30,
 (Dollars in thousands, except per share data)                               2005                 2004                2004
---------------------------------------------------------------------------------------------------------------------------------
 ASSET QUALITY AT PERIOD END:
---------------------------------------------------------------------------------------------------------------------------------
 Nonaccrual loans (1)                                                           $23,141              $22,230             $28,476
 Restructured loans                                                                   -                    -                   -
 90 day past due and accruing (2)                                                 4,812                  929               2,276
                                                                       -----------------    -----------------   -----------------
      Total nonperforming loans (3)                                             $27,953              $23,159             $30,752
                                                                       =================    =================   =================
 Other real estate owned                                                        $ 9,610              $ 4,937             $ 2,467
 Allowance for loan losses as a percentage of total loans                          1.29%                1.17%               1.20%
 Allowance for loan losses as a percentage of nonperforming
      loans                                                                       78.42%               82.00%              62.46%
 Nonperforming loans as a percentage of total loans                                1.64%                1.43%               1.91%
 Nonperforming assets as a percentage of total loans and other
      real estate                                                                  2.20%                1.72%               2.06%

 Total charge-offs                                                              $ 9,355              $10,034             $ 4,441
 Total recoveries                                                                   847                1,148                 414
                                                                       -----------------    -----------------   -----------------
      Net charge-offs                                                           $ 8,508              $ 8,886             $ 4,027
                                                                       =================    =================   =================
 Net charge-offs as a percentage of average loans                                  0.66%                0.58%               0.36%

---------------------------------------------------------------------------------------------------------------------------------
 CAPITAL RATIOS AT PERIOD END:
---------------------------------------------------------------------------------------------------------------------------------
 Leverage ratio                                                                   10.23%                8.61%               8.75%
 Tier I capital ratio                                                             12.80%               10.88%              10.68%
 Total capital ratio                                                              14.05%               13.92%              13.85%
 Tier I capital                                                              $  214,089           $  168,847          $  163,041
 Total capital                                                                  235,037              216,038             211,358
 Total risk adjusted assets                                                   1,672,180            1,552,326           1,526,214

---------------------------------------------------------------------------------------------------------------------------------
 OTHER MISCELLANEOUS INFORMATION AT PERIOD END:
---------------------------------------------------------------------------------------------------------------------------------
 Goodwill                                                                    $      194           $      194          $      194
 Mortgage Servicing Rights                                                        1,311                1,213               1,188
 Non-mortgage Servicing Rights                                                       63                   76                  83
                                                                       -----------------    -----------------   -----------------
      Total Intangible Assets                                                $    1,568           $    1,483          $    1,465
                                                                       =================    =================   =================

 1-4 family mortgage loans serviced for others                               $  133,035           $  125,353          $  124,183
 Intangible amortization expense                                                    284                  327                 239

 FTE employees                                                                      371                  355                 360
 Number of ATMs                                                                     292                  289                 286
 Number of branches (4)                                                              13                   11                   9
 Number of loan production offices                                                    3                    5                   3


 (1) The government-guaranteed portion of loans included in these totals were $1.5 million, $1.4 million, and $1.4 million, respectively.
 (2) The government-guaranteed portion of loans included in these totals were $89,000, $38,000, and zero, respectively.
 (3) The government-guaranteed portion of loans included in these totals were $1.6 million, $1.5 million, and $1.4 million, respectively.
 (4) Includes branches for which regulatory approval has been received, but which were not accepting deposits at September 30, 2005.